EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-105537, 333-107329, 333-182433, and 333-233971 on Form S-8 of Westamerica Bancorporation of our report dated February 27, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Crowe LLP

Sacramento, California

February 27, 2020